As filed with the Securities and Exchange Commission on December 15, 2003

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JOHNSON CONTROLS, INC.

(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	39-0380018 (I.R.S. Employer Identification Number)
5757 N. Green Bay Avenue
Milwaukee, Wisconsin 53209
(414) 524-1200
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John P. Kennedy
Senior Vice President, Secretary And General Counsel
5757 N. Green Bay Avenue
Milwaukee, Wisconsin 53209
(414) 524-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Philip J. Niehoff
Mayer, Brown, Rowe & Maw LLP
190 South LaSalle Street
Chicago, Illinois 60603
(312) 782-0600

          Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [     ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [     ]

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [     ]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [     ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Proposed Maximum Aggregate	Amount of Registration
Securities to be Registered	Offering Price(1)	Fee(2)

Common Stock, $0.04 1/6 par value per share(3)

Preferred Stock, $1.00 par value per share(4)

Debt Securities(5)

Warrants to Purchase Common Stock

Warrants to Purchase Preferred Stock

Warrants to Purchase Debt Securities

Stock Purchase Contracts

Stock Purchase Units(6)

Totals:	$1,500,000,000	$115,282.50 (7)

(1)	If any debt securities are issued at an original issue discount, then the principal amount of debt securities registered hereby shall be such greater principal amount as shall result in an aggregate initial offering price not to exceed $1,500,000,000 less the aggregate dollar amount of all securities previously issued hereunder.

(2)	Pursuant to Rule 457(o) under the Securities Act of 1933, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price.

(3)	Also includes an indeterminate number of shares of common stock that may from time to time be issued at an indeterminate price of issuance, upon conversion or exchange of debt securities or preferred stock to the extent any debt securities or preferred stock are by their terms convertible into or exchangeable for common stock.

(4)	Also includes an indeterminate number of shares of preferred stock that may from time to time be issued at an indeterminate price of issuance, upon conversion or exchange of debt securities or preferred stock to the extent any debt securities or preferred stock are by their terms convertible into or exchangeable for preferred stock.

(5)	Also includes an indeterminate amount of debt securities that may from time to time be issued at an indeterminate price of issuance, upon conversion or exchange of debt securities or preferred stock to the extent any debt securities or preferred stock are by their terms convertible into or exchangeable for debt securities.

(6)	Each stock purchase unit consists of (a) a stock purchase contract under which the holder, upon settlement, will purchase or sell an indeterminate number of shares of common stock or preferred stock and (b) common stock, preferred stock, debt securities other stock purchase contracts or debt obligations of third parties securing the holder’s obligation to purchase or sell the securities subject to the stock purchase contract. No separate consideration will be received for the stock purchase contract or the related pledged securities.

(7)	Of the $1,500,000,000 of securities registered hereby, $75,000,000 of common stock, preferred stock, debt securities and warrants to purchase common stock or preferred stock or debt securities was registered pursuant to Registration Statement No. 333-13525, is unissued as of the date hereof and will remain designated for such securities. A registration fee of $181,221 was previously paid with respect to such securities and is not included in the amount stated above.

          Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus filed as part of this Registration Statement relates to the securities registered hereby, including the remaining unsold $75,000,000 of securities previously registered by the Registrant under its Registration Statement on Form S-3 (File No. 333-13525). Such Registration Statement is amended to reflect the information contained herein.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The registrant may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the registrant is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 15, 2003

PROSPECTUS

$1,500,000,000

Johnson Controls, Inc.

Common Stock, Preferred Stock, Debt Securities,
Warrants to Purchase Common Stock or Preferred Stock or Debt Securities,
Stock Purchase Contracts and Stock Purchase Units

          We may offer and sell from time to time securities in one or more offerings up to a total dollar amount of $1,500,000,000 of securities. This prospectus provides you with a general description of the securities we may offer.

          We may offer and sell the following securities:

•	common stock;

•	preferred stock, which may be convertible into our common stock;

•	senior or subordinated debt securities, which may be convertible into our common stock or preferred stock;

•	warrants to purchase common stock, preferred stock or debt securities; and

•	stock purchase contracts and stock purchase units.

          Each time securities are sold using this prospectus, we will provide a supplement to this prospectus containing specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

          The securities will be offered directly to investors or through underwriters, dealers or agents. The supplements to this prospectus will provide the specific terms of the plan of distribution.

          Our common stock is listed on the New York Stock Exchange under the symbol “JCI.”

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December     , 2003

ABOUT THIS PROSPECTUS

          You should rely only on the information contained or incorporated by reference in this prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.

          Unless the context otherwise requires, references in this prospectus to “we,” “us,” “our” and “Johnson Controls, Inc.” refer to Johnson Controls, Inc. and its subsidiaries, collectively. References to the “common stock” refer to Johnson Controls’ common stock, par value $0.04 1/6 per share. References to the “preferred stock” refers to Johnson Controls’ preferred stock, par value $1.00 per share. References to “$” are to United States currency, and the terms “United States” and “U.S.” mean the United States of America, its states, territories, possessions and all areas subject to its jurisdiction.

          PERSONS PARTICIPATING IN THE OFFERING MADE BY THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED SECURITIES IN CONNECTION WITH THE OFFERING, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE SECURITIES AND THE IMPOSITION OF A PENALTY BID. THESE ACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

CAUTIONARY NOTE FOR FORWARD-LOOKING INFORMATION

          This prospectus and the information incorporated by reference in this prospectus may contain forward-looking statements within the meaning of U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the federal securities laws. Forward-looking statements include information concerning possible or assumed future risks and may be preceded by or include forward-looking words such as “believes,” “expects,” “may,” “anticipates,” “projects” or similar expressions. All statements other than statements of historical facts included in this prospectus, including those regarding our financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. We caution that these statements and any other forward-looking statements in this prospectus and the information incorporated by reference in this prospectus only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions, including, among others, those described in our Current Report on Form 8-K, dated November 12, 2002, which is incorporated by reference into this prospectus. Numerous important factors described in this prospectus and the information incorporated by reference in this prospectus could affect these statements and could cause actual results to differ materially from our expectations. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANY

          Johnson Controls, Inc. is a Wisconsin corporation that was founded in 1885 as the Johnson Electric Service Company. We operate in two business segments, controls (the Controls Group) and automotive (the Automotive Group). The Controls Group is primarily engaged in providing building control systems and services, including comfort, energy and security management for the non-residential buildings market. The Automotive Group is primarily engaged in the design and manufacture of seating, instrument panel, overhead, floor console and door systems, including electronics, and batteries, for cars and light trucks, including vans and sport utility vehicles.

          Our principal executive offices are located at 5757 North Green Bay Avenue, Milwaukee, Wisconsin 53209 and our phone number is (414) 524-1200.

USE OF PROCEEDS

          Except as may be otherwise described in any prospectus supplement, the net proceeds from the sale of offered securities will be used for general corporate purposes, which may include repurchases of outstanding long-term debt, capital expenditures, investments in subsidiaries, working capital, repayment of borrowings under bank credit agreements and financing of acquisitions. We do not currently have any commitments or agreements to make any acquisitions that would use the net proceeds from the sale of offered securities hereby.

SUPPLEMENTAL FINANCIAL DATA

          On November 19, 2003, our board of directors declared a two-for-one stock split of common stock, payable January 2, 2004 to shareholders of record on December 12, 2003, and approved an amendment to our certificate of incorporation to, among other things, reduce the par value of our common stock to $0.04 1/6 per share. The amendment to our certificate of incorporation became effective on December 12, 2003. The stock split will result in the issuance of approximately 90.6 million additional shares of common stock. As reported and pro forma earnings per share amounts on a post-split basis for the years ended September 30, 2003, 2002, 2001, 2000 and 1999 would be as follows:

	Year ended September 30,
	2003	2002	2001		2000		1999

			Adjusted	As	Adjusted	As	Adjusted	As
Earnings per share			**	Reported	**	Reported	**	Reported
Basic:
As reported	$7.56	$6.71	$6.14	$5.41	$6.09	$5.40	$5.48	$4.78
Pro forma*	$3.78	$3.35	$3.07	$2.71	$3.04	$2.70	$2.74	$2.39
Diluted:
As reported	$7.20	$6.35	$5.79	$5.11	$5.73	$5.09	$5.13	$4.48
Pro forma*	$3.60	$3.18	$2.89	$2.55	$2.87	$2.55	$2.57	$2.24

*  Pro forma amounts are unaudited and reflect the impact of the two-for-one stock split.

**  The adjusted information is presented as if SFAS No. 142, “Goodwill and Other Intangible Assets,” had been adopted October 1, 1998. Results have been adjusted to exclude goodwill amortization expense of $70.8 million, $66.5 million and $68.4 million in fiscal years 2001, 2000 and 1999, respectively, and the related income tax effect, if applicable.

          Financial information incorporated by reference into this prospectus has not been restated to reflect the two-for-one stock split.

DESCRIPTION OF CAPITAL STOCK

          The following summary of our common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the relevant portions of Wisconsin law and our certificate of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

          We are authorized to issue up to 602,000,000 shares of capital stock, 600,000,000 of which are shares of common stock, par value
$0.04 1/6 per share, and 2,000,000 shares of which are preferred stock, par value $1.00 per share. As of October 31, 2003, there were 90,315,923 shares of common stock issued and outstanding and 188.307 shares of preferred stock issued and outstanding. On December 11, 2003, we notified the holder of our preferred stock that we intend to redeem all outstanding shares of preferred stock, effective December 31, 2003. The holder of our preferred stock has communicated to us that it intends to convert the shares of preferred stock into shares of our common stock prior to the effective date of the redemption.

          On November 19, 2003, our board of directors approved an amendment to our certificate of incorporation to, among other things, reduce the par value of our common stock to $0.04 1/6 per share as part of the two-for-one stock split of our common stock that is payable January 2, 2004. The amendment to our certificate of incorporation became effective on December 12, 2003. Shares of our common stock are listed on the New York Stock Exchange under the symbol “JCI.”

Common Stock

General

          The shares of our common stock currently outstanding are, and the shares of common stock offered by this prospectus will upon issuance be, fully paid and nonassessable, except in each case for statutory liability under Section 180.0622(2)(b) of the Wisconsin Business Corporation Law for unpaid employee wages. Our common stockholders do not have any preemptive rights except as the board of directors may otherwise determine.

Dividends

          After all dividends on all of our preferred stock outstanding have been paid or declared and set apart for payment, the holders of our common stock are entitled to receive dividends as may be declared from time to time by our board of directors, in its discretion, out of funds legally available therefor.

Liquidation or Dissolution

          In the event of a liquidation, dissolution or winding up of our affairs, holders of our common stock are entitled to share ratably in the distribution of our assets that remain after provision for payment of all liabilities to creditors and payment of liquidation preferences and accrued dividends, if any, to our preferred stockholders.

Voting Rights and Extraordinary Transactions

          Our common stockholders are entitled to one vote for each share of common stock held on all questions on which our stockholders are entitled to vote, and our common stockholders vote together share for share with our preferred stockholders as one class, except as otherwise provided by law or as determined by our board of directors at the time of establishment of a series of preferred stock.

          Provisions of our articles of incorporation and bylaws might discourage some types of transactions that involve an actual or threatened change of control. Our articles of incorporation provide that, subject to specified exceptions, the affirmative vote or consent of the holders of four-fifths of all classes of our capital stock, considered as one class, is required (1) for the adoption of any agreement for the merger or consolidation of us with or into any other corporation or (2) to authorize any sale, lease, exchange, mortgage, pledge or other disposition of all or any substantial part of our assets to, or any sale, lease, exchange, mortgage, pledge, other disposition to us in exchange for securities of Johnson Controls of any assets of, any other corporation, person or other entity, if, in either case, the other corporation, person or entity is the beneficial owner, directly or indirectly, of more than 10% of our outstanding capital stock. Any corporation, person or other entity will be deemed to be the beneficial owner of all shares of our capital stock which are beneficially owned, directly or indirectly, by it and its affiliates and associates, and which it and its affiliates and associates have the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

          The provisions of our articles of incorporation requiring a four-fifths vote are not applicable to (1) any merger or consolidation of us with or into any other corporation, or any sale, lease, exchange, mortgage, pledge or other disposition of all or any substantial part of our assets to, or any sale, lease, mortgage, pledge or other disposition to us in exchange for securities of Johnson Controls of any assets of, any other corporation, person or other entity, if our board of directors by resolution has approved a memorandum of understanding with the other corporation, person or other entity, with respect to and substantially consistent with the proposed transaction, prior to the time the other corporation, person or other entity has become a beneficial owner of more than 10% of our outstanding capital stock or (2) any merger or consolidation of us with, or any sale, lease, exchange, mortgage, pledge or other disposition to us of any assets of, any corporation of which a majority of the outstanding capital stock is held by us.

          No amendment to our articles of incorporation may amend, alter, change or repeal any of the provisions of our articles of incorporation requiring a four-fifths vote unless the amendment effecting the amendment, alteration, change or repeal receives the affirmative vote or consent of the holders of four-fifths of all of our capital stock, considered as one class.

          Provisions of Wisconsin law might also discourage some types of transactions that involve an actual or threatened change of control of Johnson Controls. Sections 180.1140 through 180.1144 of the Wisconsin Business Corporation Law contain limitations and special voting provisions applicable to specified business combinations involving Wisconsin corporations, including Johnson Controls, and a significant shareholder, unless the board of directors of the corporation approves the business combination or the shareholder’s acquisition of shares before the shares are acquired. Similarly, Sections 180.1130 through 180.1133 of the Wisconsin Business Corporation Law contain special voting provisions applicable to specified business combinations unless minimum price and procedural requirements are met. Following commencement of a takeover offer, Section 180.1134 of the Wisconsin Business Corporation Law imposes special voting requirements on specified share repurchases effected at a premium to the market and on specified asset sales by the corporation unless, as it relates to the potential sale of assets, the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation.

          Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of shares of Wisconsin corporations, including Johnson Controls, held by any person or persons acting as a group in excess of 20% of the voting power of the corporation is limited to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the corporation or in specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.

Number and Tenure of Board of Directors; Special Meetings

          Our bylaws provide that our board of directors is composed of twelve directors divided into three classes, consisting of four members in each class. A director may be removed from office by shareholders prior to the expiration of his or her term, but only:

•	at a special meeting called for the purpose of removing the director;

•	by the affirmative vote of two-thirds of the outstanding shares entitled to vote for the election of the director; and

•	for cause, but if the board of directors, by resolution adopted by the affirmative vote of at least two-thirds of the directors then in office plus one director recommends removal of a director, then the shareholders may remove the director without cause by the vote described in the two clauses above.

          A special meeting of shareholders may be called only by the chairman of the board of directors, the President or the board of directors, and will be called by the chairman of the board of directors or the President upon the demand of stockholders representing at least 10% of all of the votes entitled to be cast at the special meeting.

          The affirmative vote of (1) shareholders possessing at least four-fifths of the voting power of the outstanding shares of all classes of our capital stock, considered as one class (subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation) or (2) at least two-thirds of the directors then in office plus one director, is required to amend, alter, change or repeal the provisions of the bylaws relating to the number and tenure of members of our board of directors.

Preferred Stock

General

          Our articles of incorporation authorize our board of directors to issue shares of preferred stock in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, as may be designated by our board of directors without any further vote or action by our stockholders, provided that the aggregate liquidation preference of all shares of preferred stock outstanding may not exceed $100,000,000. As of October 31, 2003, our board of directors had designated 2,000 shares of our preferred stock as Series D Convertible Preferred Stock, with an aggregate liquidation preference of $2,000. As of October 31, 2003, 188.307 shares of series D preferred stock were issued and outstanding, which we intend to redeem effective December 31, 2003. The holder of our preferred stock has communicated to us that it intends to convert the shares of preferred stock into shares of our common stock prior to the effective date of the redemption. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Johnson Controls.

          The shares of preferred stock offered by this prospectus and any prospectus supplement upon issuance will be fully paid and nonassessable, except in each case for statutory liability under Section 180.0622(2)(b) of the Wisconsin Business Corporation Law for unpaid employee wages. The specific terms of a particular series of preferred stock offered pursuant to this prospectus will be described in the prospectus supplement relating to that series. The description of preferred stock set forth in this prospectus and the description of the terms of a particular series of preferred stock set forth in any prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the articles of amendment to the articles of incorporation relating to that series. The related prospectus supplement will contain a description of material United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock described in the prospectus supplement.

          The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by articles of amendment to the articles of incorporation relating to that series. A prospectus supplement, relating to each series, will specify the terms of the preferred stock as follows:

•	The maximum number of shares to constitute, and the designation of, the series;

•	The annual dividend rate, if any, on shares of the series, whether the rate is fixed or variable or both, and the date or dates from which dividends will begin to accrue or accumulate;

•	The price at and the terms and conditions on which the shares of the series may be redeemed;

•	The liquidation preference, if any, that the holders of shares of the series would be entitled to receive upon the liquidation, dissolution or winding up of our affairs;

•	Whether or not the shares of the series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which that fund would be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of the fund;

•	The terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of common stock, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same and whether that conversion is mandatory or optional; and

•	The voting rights, if any, of the shares of the series.

Dividends

          The holders of our preferred stock will be entitled to receive dividends at the rate per annum set by our board of directors, payable quarterly on the last day of March, June, September, and December in each year for the respective calendar quarter ending on those dates, when and as declared by our board of directors. Dividends will accrue on each share of preferred stock from the first day of each quarterly dividend period in which the share is issued or from another date as our board of directors may fix for that purpose. All dividends on preferred stock will be cumulative so that if we do not pay or set apart for payment the dividend, or any part thereof, for any dividend period on the preferred stock then issued and outstanding, the unpaid portion of the dividend will thereafter be fully paid or declared and set apart for payment, but without interest, before any dividend will be paid or declared and set apart for payment on our common stock. The holders of our preferred stock will not be entitled to participate in any of our other or additional earnings or profits, except for those premiums, if any, as may be payable in case of redemption, liquidation, dissolution or winding up of our affairs.

          Any dividend paid upon our preferred stock at a time when any accrued dividends for any prior dividend period are delinquent will be expressly declared to be in whole or partial payment of the accrued dividends to the extent there are accrued dividends, beginning with the earliest dividend period for which dividends are then wholly or partly delinquent, and will be so designated to each shareholder to whom payment is made. No dividends will be paid upon any shares of any series of preferred stock for a current dividend period unless there has been paid or declared and set apart for payment dividends required to be paid to the holders of each other series of preferred stock for all past dividend periods of the other series. If any dividends are paid on any of our preferred stock with respect to any past dividend period at any time when less than the total dividends then accumulated and payable for all past dividend periods on all of the preferred stock then outstanding are to be paid or declared and set apart for payment, then the dividends being paid will be paid on each series of preferred stock in the proportions that the dividends then accumulated and payable on each series for all past dividend periods bear to the total dividends then accumulated and payable for all past dividend periods on all outstanding preferred stock.

Liquidation or Dissolution

          In case of our voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of each series of preferred stock would be entitled to receive out of our assets in money or money’s worth the liquidation preference with respect to that series of preferred stock, together with all accrued but unpaid dividends thereon, whether or not earned or declared, before any of our assets would be paid or distributed to holders of our common stock. In case of our voluntary or involuntary liquidation, dissolution or winding up of our affairs, if our assets would be insufficient to pay the holders of all of the series of our preferred stock then outstanding the full amounts to which they may be entitled, the holders of each outstanding series would share ratably in our assets in proportion to the amounts which would be payable with respect to that series if all amounts payable thereon were paid in full. Our consolidation or merger with or into any other corporation, or a sale of all or any part of our assets, will not be deemed a liquidation, dissolution or winding up of our affairs for purposes of this paragraph.

Redemption

          Except as otherwise provided with respect to a particular series of our preferred stock, the following general redemption provisions will apply to each series of preferred stock.

          On or prior to the date fixed for redemption of a particular series of our preferred stock or any part of a particular series of our preferred stock as specified in the notice of redemption for that series, we will deposit adequate funds for the redemption, in trust for the account of holders of that series, with a bank having trust powers or a trust company in good standing, organized under the laws of the United States or the State of Wisconsin doing business in the State of Wisconsin and having capital, surplus and undivided profits aggregating at least $1,000,000. If the name and address of the bank or trust company and the deposit of or intent to deposit the redemption funds in the trust account is stated in the notice of redemption, then from and after the mailing of the notice and the making of the deposit, the shares of the series called for redemption will no longer be deemed to be outstanding for any purpose whatsoever, and all rights of the holders of the shares of the series in or with respect to us will cease and terminate except only the right of the holders of the shares:

•	to transfer shares prior to the date fixed for redemption;

•	to receive the redemption price of the shares, including accrued but unpaid dividends to the date fixed for redemption, without interest, upon surrender of the certificate or certificates representing the shares to be redeemed; and

•	on or before the close of business on the fifth day preceding the date fixed for redemption, to exercise privileges of conversion, if any, not previously expired.

          Any money deposited by us that remains unclaimed by the holders of the shares called for redemption and not converted will, at the end of six years after the date fixed for redemption, be paid to us upon our request, after which repayment the holders of the shares called for redemption will no longer look to the bank or trust company for the payment of the redemption price but will look only to us or to others, as the case may be, for the payment of any lawful claim for the money which holders of the shares may still have. After the six-year period, the right of any shareholder or other person to receive payment for its shares in the series redeemed may be forfeited in the manner and with the effect provided under Wisconsin law. Any portion of the money so deposited by us, in respect of shares of our preferred stock called for redemption that are converted into our common stock, will be repaid to us upon our request.

          In case of redemption of only a part of a series of preferred stock, we will designate by lot, in the manner our board of directors may determine, the shares to be redeemed, or we will effect the redemption pro rata.

Conversion Rights

          Except as otherwise provided with respect to a particular series of our preferred stock, the following general conversion provisions will apply to each series of our preferred stock that is convertible into common stock.

          All shares of our common stock issued upon conversion will be fully paid and nonassessable, and will be free of all taxes, liens and charges with respect to the issuance except taxes, if any, payable by reason of issuance in a name other than that of the holder of the share or shares converted and except as otherwise provided by applicable Wisconsin law.

          The number of shares of our common stock issuable upon conversion of a particular series of preferred stock at any time will be the quotient obtained by dividing the aggregate conversion value of the shares of the series surrendered for conversion by the conversion price per share of common stock then in effect for that series. We will not be required, however, upon any such conversion, to issue any fractional share of common stock, but in lieu of fractional shares we will pay to the holder who would otherwise be entitled to receive a fractional share a sum in cash equal to the value of the fractional share at the rate of the then market value per share of our common stock. The then market value per share means for these purposes the last reported sale price of our common stock on the New York Stock Exchange. Shares of our preferred stock will be deemed to have been converted as of the close of business on the date the transfer agent receives the certificate for the shares to be converted, duly endorsed, together with written notice by the holder of its election to convert the shares.

          The basic conversion price per share of common stock for a series of our preferred stock, as fixed by the board of directors, will be subject to adjustment from time to time as follows:

•	If we (1) pay a dividend or make a distribution to all of our common stockholders as a class in shares of common stock, (2) subdivide or split the outstanding shares of common stock into a larger number of shares, or (3) combine the outstanding shares of our common stock into a smaller number of shares, the basic conversion price per share of common stock in effect immediately prior thereto will be adjusted so that the holder of each outstanding share of each series of our preferred stock which by its terms is convertible into common stock will thereafter be entitled to receive upon the conversion of that share the number of shares of common stock which the holder would have owned and been entitled to receive after the happening of any of the events described above had that share of preferred stock been converted immediately prior to the happening of the event.

•	If we issue to all of our common stockholders as a class any rights or warrants enabling them to subscribe for or purchase shares of our common stock at a price per share less than the current market price per share of our common stock, the conversion price per share of common stock in effect immediately prior thereto for each series of preferred stock which by its terms is convertible into common stock will be adjusted by multiplying the conversion price by a fraction. The numerator of the fraction would be the sum of the number of shares of common stock outstanding and the number of shares of common stock which the aggregate exercise price, before deduction of underwriting discounts or commissions and other expenses we would incur in connection with the issue, of the total number of shares so offered for subscription or purchase would purchase at the current market price per share. The denominator of the fraction would be the sum of the number of shares of common stock outstanding at the record date and the number of additional shares of common stock so offered for subscription or purchase.

•	If we distribute to all of our common stockholders as a class evidences of our indebtedness or assets, other than cash dividends, the basic conversion price per share of common stock in effect immediately prior thereto for each series of preferred stock which by its terms is convertible into common stock would be adjusted by multiplying the basic conversion price by a fraction, of which the numerator will be the difference between the current market price per share of common stock and the fair value, as determined by our board of directors, of the portion of the evidences of indebtedness or assets, other than cash dividends, so distributed with respect to one share of common stock, and of which the denominator would be the current market price per share of common stock.

          Any adjustment to the conversion price for any series of our preferred stock is made retroactively. No adjustment will be made in the conversion price for any series of our preferred stock if the amount of the adjustment would be less than fifty cents, but any adjustments which are not made for that reason will be carried forward and taken into account in any subsequent adjustment and all adjustments will be made not later than the earlier of three years after the occurrence of the event giving rise to the adjustment or the date as of which the adjustment would require an increase or decrease of at least 3% in the aggregate number of shares of common stock issued and outstanding on the first date on which an event occurred which required the making of a computation described above. All adjustments will be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

          In the case of any capital reorganization or reclassification of our common stock, or if we consolidate with or merge into, or sell or dispose of all or substantially all of our property and assets to, any other corporation, proper provisions will be made as part of the terms of the capital reorganization, reclassification, consolidation, merger or sale that any shares of a particular series of preferred stock at the time outstanding will thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of common stock deliverable upon conversion of the shares of a particular series would have been entitled upon the capital reorganization, reclassification, consolidation or merger.

          No adjustment with respect to dividends upon any series of our preferred stock or with respect to dividends upon our common stock will be made in connection with any conversion.

          Whenever there is an issuance of additional shares of our common stock requiring an adjustment in the conversion price, and whenever there occurs any other event which results in a change in the existing conversion rights of the holders of shares of a series of our preferred stock, we will file with our transfer agent or agents, and at our principal office in Milwaukee, Wisconsin, a statement signed by our president or a vice president and by our treasurer or an assistant treasurer describing specifically the issuance of additional shares of common stock or other event (and, in the case of a capital reorganization, reclassification, consolidation or merger, the terms thereof), the actual conversion prices or basis of conversion as changed by the issuance or event and the change, if any, in the securities issuable upon conversion. Whenever we issue to all holders of our common stock as a class any rights or warrants enabling them to subscribe for or purchase shares of common stock, we will also file in like manner a statement describing the issuance and the consideration we received as a result of that issuance. The statement so filed may be inspected by any holder of record of shares of any series of our preferred stock.

          We will at all times have authorized and will at all times reserve and set aside a sufficient number of duly authorized shares of our common stock for the conversion of all stock of all then outstanding series of preferred stock which are convertible into common stock.

Reissuance of Shares

          Any shares of our preferred stock retired by purchase, redemption, through conversion, or through the operation of any sinking fund or redemption or purchase account, will thereafter have the status of authorized but unissued shares of preferred stock, and may thereafter be reissued as part of the same series or may be reclassified and reissued by our board of directors in the same manner as any other authorized and unissued shares of preferred stock.

Voting Rights

          Holders of our preferred stock will be entitled to one vote for each share held on all questions on which our shareholders are entitled to vote and will vote together share for share with the holders of our common stock as one class, except as otherwise provided by law or as described below or as otherwise determined by the board of directors at the time of the establishment of a series of preferred stock.

          The affirmative vote or written consent of the holders of record of at least two-thirds of the outstanding shares of a series of our preferred stock is a prerequisite of our right:

•	to create any shares or any securities convertible into or evidencing the right to purchase shares ranking prior to that series of our preferred stock with respect to the payment of dividends or of assets upon liquidation, dissolution or winding up; or

•	to change the designations, preferences, limitations, or relative rights of the outstanding shares of that series of preferred stock in any manner prejudicial to the holders thereof.

          The affirmative vote or written consent of the holders of a majority of the outstanding shares of each series of our preferred stock will be a prerequisite to our right to authorize any shares of preferred stock in excess of 2,000,000 shares or any other shares ranking on a parity with our preferred stock with respect to the payment of dividends or of assets upon liquidation, dissolution or winding up.

Special Voting Rights for the Election of Directors upon our Failure to Pay Dividends

          Whenever dividends payable on any series of our preferred stock is in arrears in an aggregate amount equivalent to six full quarterly dividends on the shares of all of the preferred stock of that series then outstanding, the holders of preferred stock of that series will have the exclusive and special right, voting separately as a class, to elect two of our directors, and the number of directors constituting our board of directors will be increased to the extent necessary to effectuate that right. Whenever the holders of any series of our preferred stock have the right to elect two of our directors, that right may be exercised initially either at a special meeting of the holders possessing that right or at any annual meeting of our shareholders, and thereafter at annual meetings of our shareholders. The right of the holders of any series of our preferred stock voting separately as a class to elect members of our board of directors will continue until the time all dividends accumulated on that series of our preferred stock have been paid in full, at which time the right of the holders of that series of our preferred stock to vote separately as a class for the election of directors will terminate, subject to revesting in the event of any subsequent default in an aggregate amount equivalent to six full quarterly dividends.

          At any time when the holders of any series of preferred stock have special voting rights as a result of our failure to make dividends, a proper officer will, upon the written request of the holders of at least 10% of the series of our preferred stock then outstanding entitled to the special voting rights addressed to our Secretary, call a special meeting of the holders of that series of our preferred stock for the purpose of electing directors. The special meeting will be held at the earliest practicable date in the place designated pursuant to our bylaws or, if there be no designation, at our principal office in Milwaukee, Wisconsin. If the special meeting is not called by the proper officers within 20 days after personal service of the written request upon our Secretary, or within 30 days after mailing the written request within the United States by registered or certified mail addressed to our Secretary at our principal office, then the holders of at least 10% of the series of our preferred stock then outstanding may designate in writing one of the holders to call a special meeting at our expense, and the meeting may be called by that person upon the notice required for annual meetings of shareholders and will be held in Milwaukee, Wisconsin. In no event, however, will a special meeting be called during the period within 90 days immediately preceding the date fixed for our next annual meeting of stockholders.

          At any annual or special meeting at which the holders of any series of our preferred stock will have the special right, voting separately as a class, to elect directors as a result of our failure to pay dividends, the presence, in person or by proxy, of the holders of 33 1/3% of the series of preferred stock entitled to the special voting rights will be required to constitute a quorum of that series for the election of any director by the holders of that series as a class. At that meeting or adjournment thereof, the absence of a quorum of the series of our preferred stock entitled to special voting rights will not prevent the election of directors other than those to be elected by that series of preferred stock voting as a class, and the absence of a quorum for the election of other directors will not prevent the election of the directors to be elected by that series of preferred stock voting as a class. In the absence of either or both quorums, a majority of the holders present in person or by proxy of the stock or stocks which lack a quorum will have power to adjourn the meeting for the election of directors which they are entitled to elect until a quorum is present, without notice other than announcement at the meeting.

          During any period in which the holders of any series of preferred stock have the right to vote as a class for directors as described above, any vacancies in our board of directors will be filled only by vote of a majority (even if that be only a single director) of the remaining directors elected by the holders of the series or class of stock which elected the directors whose offices have become vacant. During that period the directors so elected by the holders of any series of preferred stock will continue in office (1) until the next succeeding annual meeting or until their successors, if any, are elected by those holders and qualify, or (2) unless required by applicable law to continue in office for a longer period, until termination of the special voting rights of those holders, if earlier. If and to the extent permitted by applicable law, immediately upon any termination of the right of the holders of any series of our preferred stock to vote as a class for directors as described in this prospectus, the term of office of the directors then in office so elected by the holders of that series will terminate.

Other Restrictions upon our Failure to Pay Dividends or Retire Shares of Preferred Stock

          If we fail at any time to pay dividends in full on our preferred stock, thereafter and until dividends in full, including all accrued and unpaid dividends for all past quarterly dividend periods on our preferred stock outstanding, have been declared and set apart in trust for payment or paid, or if at any time we fail to pay in full amounts payable with respect to any obligations to retire shares of our preferred stock, thereafter and until those amounts have been paid in full or set apart in trust for payment, we cannot:

•	without the affirmative vote or consent of the holders of at least 66 2/3% of our preferred stock at the time outstanding, redeem less than all of our preferred stock at the time outstanding; or

•	purchase any of our preferred stock except in accordance with a purchase offer made in writing to all holders of our preferred stock of all series upon the terms our board of directors, in its sole discretion after consideration of the respective annual dividend rate and other relative rights and preferences of the respective series, determines (which determination will be final and conclusive) will result in fair and equitable treatment among the respective series. We may, to meet the requirements of any purchase, retirement or sinking fund provisions with respect to any series, use shares of that series that we acquired prior to our failure to pay dividends. We may also complete the purchase or redemption of shares of our preferred stock for which a purchase contract was entered into for any purchase, retirement or sinking fund purposes, or the notice of redemption of which was initially mailed, prior to our failure to pay dividends; or

•	redeem, purchase or otherwise acquire any shares of any other class of our stock ranking junior to the preferred stock as to dividends and upon liquidation.

Series D Preferred Stock

General

          On December 11, 2003, we notified the holder of our preferred stock that we intend to redeem all outstanding shares of preferred stock, effective December 31, 2003. The holder of our preferred stock has communicated to us that it intends to convert the shares of preferred stock into shares of our common stock prior to the effective date of the redemption.

          The shares of our series D preferred stock have a stated value of $512,000 per share.

          Shares of series D preferred stock may be issued only to a trustee acting on behalf of an employee stock ownership plan or other employee benefit plan of ours. In the event of any transfer of shares of series D preferred stock to any person other than us or the trustee of any employee benefit plan, including a distribution to participants of an employee benefit plan, the shares of series D preferred stock so transferred will be automatically converted into shares of our common stock. However, series D preferred stock may be pledged as collateral under any credit agreement for the financing or refinancing of the initial purchase of the series D preferred stock by any employee stock ownership plan or other employee benefit plan, and this pledge would not cause automatic conversion.

Dividends and Distributions

          The holders of shares of series D preferred stock are entitled to receive, when, as and if declared by our board of directors out of legally available funds, cash dividends in an amount equal to $39,680 per share per annum, subject to adjustment, and no more. Dividends on the series D preferred stock are payable quarterly in arrears on the last day of March, June, September and December of each year. Unpaid dividends on the series D preferred stock will cumulate, but no interest will accrue on accumulated dividends.

          So long as any series D preferred stock is outstanding, no dividend will be declared or paid or set apart for payment on any other series of our stock ranking on a parity with the series D preferred stock as to dividends, unless there have been declared and paid or set apart for payment on the series D preferred stock dividends for all dividend payment periods of the series D preferred stock ending on or before the date the dividend on the other stock is to be paid, ratably in proportion to the respective amounts of dividends accumulated and unpaid through the dividend payment period on the series D preferred stock, and accumulated and unpaid on the other series of our stock through the dividend payment period next preceding that dividend payment period.

          So long as any series D preferred stock is outstanding, in the event that full cumulative dividends on the series D preferred stock have not been declared and paid or set apart for payment when due, we cannot declare or pay or set apart for payment any dividends, or make any other distributions on, or make any payment on account of the purchase, redemption or other retirement of any other class or series of our stock ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of our affairs, junior to the series D preferred stock until full cumulative and unpaid dividends on the series D preferred stock have been paid or declared and set apart for payment. These limitations with respect to junior stock will not apply to:

•	any dividend payable solely in any shares of any junior stock; or

•	the acquisition of shares of any junior stock pursuant to any of our employee or director incentive or benefit plans or arrangements, including any employment, severance or consulting agreements; or

•	the acquisition of shares of any junior stock in exchange solely for shares of any other junior stock.

Subject to the limitations described in this paragraph, our board of directors may declare and we may pay or set apart for payment dividends and other distributions on any other junior stock or stock of the same ranking as series D preferred stock, and may purchase or otherwise redeem any of that stock or any warrants, rights, or options or other securities exercisable for or convertible into any of that stock, and the holders of shares of the series D preferred stock will not be entitled to share in that action.

Voting Rights

          The holders of series D preferred stock are entitled to vote on all matters submitted to a vote of the holders of our common stock, voting together with the holders of our common stock as one class. Each share of the series D preferred stock is entitled to a number of votes equal to the number of shares of common stock into which that share of series D preferred stock could be converted on the record date for determining the stockholders entitled to vote, rounded to the nearest one-tenth of a vote. Whenever there is an adjustment to the conversion ratio of series D preferred stock, there is a similar adjustment to its voting rights.

Liquidation, Dissolution or Winding-Up

          Upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of series D preferred stock would be entitled to receive out of our assets which remain after satisfaction in full of all valid claims of our creditors and which are available for payment to stockholders, and subject to the rights of the holders of any of our stock ranking senior to or on a parity with the series D preferred stock in respect of such distributions, liquidating distributions in an amount per share equal to the par value of a share of series D preferred stock, which is $1.00, plus an amount equal to all accrued and unpaid dividends to the date fixed for distribution, and no more. Liquidating distributions on our series D preferred stock must be made before any amount will be paid or distributed among the holders of our common stock or any other shares ranking junior to the series D preferred stock in respect of distributions upon liquidation, dissolution or winding-up. After payment of the full amount to which they are entitled, the holders of shares of series D preferred stock will not be entitled to any further right or claim to any of our remaining assets.

Conversion into Common Stock

          A holder of shares of series D preferred stock will be entitled at any time, but not later than the close of business on the date fixed for redemption of its shares, to cause any or all of its shares to be converted into shares of common stock, at a conversion rate equal to 20,000 shares of common stock for each share of series D preferred stock, subject to adjustment. No adjustment may cause the conversion rate to exceed the stated value of one share of series D preferred stock divided by its par value.

Redemption at Our Option

          Each share of series D preferred stock is redeemable, in whole or in part, at our option at a price equal to the stated value plus, in each case, an amount equal to all accrued and unpaid dividends on the share to the date fixed for redemption. Payment of the redemption price may be made, at our option, in cash or shares of common stock, or a combination thereof.

Redemption at the Option of the Holder

          Subject to the restrictions of the Wisconsin Business Corporation Law, shares of series D preferred stock will be redeemed by us at the option of the holder, at any time and from time to time upon notice to us given not less than five business days prior to the date fixed by the holder in the notice for redemption, as follows:

•	when and to the extent necessary for the holder to provide for distributions required to be made under, or to satisfy an investment election provided to participants in accordance with, our employee stock ownership plan; or

•	in the event that the our employee stock ownership plan is not determined by the Internal Revenue Service to be qualified within the meaning of Sections 401(a) and 4975(e)(7) of the Internal Revenue Code.

          Any redemption of shares of series D preferred stock at the option of the holder will be for cash or, if we elect, in shares of common stock, or a combination of cash and shares of common stock, at a redemption price equal to the stated value plus accrued and unpaid dividends to the date fixed for redemption.

Ranking; Attributable Capital and Adequacy of Surplus; Retirement of Shares

          The series D preferred stock ranks senior to the common stock as to the payment of dividends and the distribution of assets on liquidation, dissolution and winding-up. Unless otherwise provided in any amendment to the articles of incorporation relating to a subsequent series of preferred stock, the series D preferred stock will rank on a parity with all other series of our preferred stock as to payment of dividends and the distribution of assets on liquidation, dissolution or winding-up.

          In addition to any vote of stockholders required by law or our articles of incorporation, the vote of the holders of a majority of the outstanding shares of series D preferred stock will be required to increase the par value of our common stock or otherwise increase our capital allocable to the common stock for the purpose of the Wisconsin Business Corporation Law if, as a result, our surplus for purposes of the Wisconsin Business Corporation Law would be less than the amount of preferred dividends that would accrue on the then outstanding shares of series D preferred stock during the subsequent three years.

DESCRIPTION OF THE DEBT SECURITIES

          The following description of the debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the provisions described in this prospectus may apply to the offered debt securities will be described in the prospectus supplement relating to the offered debt securities.

          Senior debt securities will be issued under an indenture between Johnson Controls and U.S. Bank National Association, as trustee, a form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The indenture relating to the senior debt securities, as amended or otherwise supplemented by any supplemental indentures, is referred to in this prospectus as the senior indenture. Subordinated debt securities will be issued under an indenture between Johnson Controls and the trustee, the form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The indenture relating to the subordinated debt securities, as amended or otherwise supplemented by any supplemental indentures, is referred to in this prospectus as the subordinated indenture. The senior indenture and the subordinated indenture are sometimes referred to in this prospectus collectively as the indentures and each individually as an indenture.

          The following summaries of the material provisions of the indentures and the debt securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures, including the definitions of specified terms used in the indentures, and the debt securities. Wherever particular articles, sections or defined terms of an indenture are referred to, it is intended that those articles, sections or defined terms will be incorporated herein by reference, and the statement in connection with which reference is made is qualified in its entirety by the article, section or defined term in the indenture.

General

          The indentures do not limit the amount of debt, either secured or unsecured, which we may issue under the indentures or otherwise. The debt securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt securities sold at an original issue discount may be sold at a substantial discount below their principal amount and may bear no interest or interest at a rate which is below market rates. Federal income tax and other considerations applicable to any original issue discount securities will be described in the related prospectus supplement.

          Because we are a holding company, our right, and hence the rights of our creditors and stockholders, to participate in any distribution of assets of any of our subsidiaries upon its liquidation or reorganization or otherwise is subject to prior claims of the creditors of the subsidiary, except to the extent that any claim of ours as a creditor of the subsidiary may be recognized.

          The prospectus supplement relating to the particular debt securities offered thereby will describe the following terms of the offered debt securities:

•	the title of the offered debt securities;

•	any limit on the aggregate principal amount of the offered debt securities;

•	the price at which the offered debt securities will be issued, expressed as a percentage of the aggregate principal amount thereof;

•	the date or dates on which the offered debt securities mature and any provisions for the extension of any maturity date or dates;

•	the rate or rates per annum, which may be fixed or variable, at which the offered debt securities will bear interest, if any, or the method by which the rate or rates will be determined including, if applicable, any remarketing option or similar methods;

•	the date from which interest will accrue, the dates on which interest, if any, will be payable, the date on which payment of interest will commence and any regular record dates applicable to the dates on which interest will be so payable;

•	the place or places where the principal of and premium, if any, and interest, if any, on the offered debt securities will be payable and each office or agency where the offered debt securities may be presented for transfer or exchange;

•	the dates on which and the price or prices at which the offered debt securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund provisions, be redeemed by us, and the other terms and provisions of the sinking fund;

•	the currency in which payment of the principal of, premium, if any, and interest on, the offered debt securities will be payable, if other than the currency of the United States;

•	the period or periods within which, and the terms and conditions upon which, an election may be made by us or a holder, as the case may be, for payment of the principal and premium, if any, and interest, if any, on the offered debt securities, other than that in which the offered debt securities are stated to be payable;

•	whether the offered debt securities are to be issued in the form of one or more permanent global security or securities and, if so, the identity of the depositary for the global security or securities;

•	the date after which, the price or prices at which and the currency in which the offered debt securities may, pursuant to any optional redemption provisions, be redeemed at our option or the option of the holder, and the other terms and provisions of any optional redemption;

•	the inapplicability of specified provisions relating to discharge and defeasance described in this prospectus with respect to the offered debt securities;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the offered debt securities will be issuable;

•	information with respect to book-entry procedures, if any;

•	any deletions from, modifications of or additions to the events of default or covenants with respect to the offered debt securities; and

•	any other terms of the offered debt securities, which terms will not be inconsistent with the provisions of the related indenture.

          Unless otherwise indicated in any prospectus supplement, principal of and premium, if any, and interest, if any, on the offered debt securities will be payable, and transfers of the offered debt securities will be registerable, at the corporate trust office of the trustee. Alternatively, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register.

Denominations, Registration and Transfer

          Unless otherwise indicated in any prospectus supplement, the offered debt securities will be issued only in fully registered form without coupons in denominations of $1,000 or any integral multiple thereof, or the equivalent in foreign currency. No service charge will be made for any registration of transfer or exchange of offered debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

          If the purchase price of any of the offered debt securities is denominated in a foreign currency or currencies or foreign currency unit or units or if the principal of, premium, if any, or interest, if any, on any series of offered debt securities is payable in a foreign currency or currencies or foreign currency unit or units, the restrictions, elections, tax consequences, specific terms and other information with respect to the issue of offered debt securities and the foreign currency or currencies or foreign currency unit or units will be described in the related prospectus supplement.

          We will not be required to issue, register the transfer of, or exchange debt securities of any series during the period from 15 days prior to the mailing of notice of redemption of debt securities of that series to the date the notice is mailed. We will also not be required to register the transfer of or exchange any debt security so selected for redemption, except the unredeemed portion of any debt security being redeemed in part.

Conversion and Exchange

          The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock or preferred stock, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. Terms may include provisions for conversion or exchange that is either mandatory, at the option of the holder, or at our option. The number of shares of common stock or preferred stock to be received by the holders of the debt securities will be calculated in the manner, according to the factors and at the time as described in the related prospectus supplement.

Global Securities

          The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to the series. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the series. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership, Transfer and Exchange of a Global Security

          Upon the issuance of a global security, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the global security. The accounts will be designated by the underwriters or agents with respect to the debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee for the global security with respect to interests of participants, and on the records of participants with respect to interests of persons other than participants. The laws of some states require that specified purchasers of securities take physical delivery of the securities in definitive form. Those laws and limitations may impair the ability to transfer beneficial interests in a global security.

          So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture relating to those debt securities. Except as described in this prospectus, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in definitive form and will not be considered the owners or holders of debt securities under the related indenture.

Payment of Principal, Premium and Interest on a Global Security

          Principal of, premium, if any, and interest payments on debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. Neither we, the trustee for the debt securities, any paying agent nor the security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

          We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal of, premium, if any, or interest thereon, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in any global security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of those participants.

Global Securities in the Absence of a Depositary

          If a depositary for a series of debt securities is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue debt securities of that series in definitive form in exchange for the global security representing that series of debt securities. Further, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of that series may, on terms acceptable to us and the depositary for the global security, receive debt securities of the series in definitive form. In either case described in this paragraph, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debt securities of the series represented by the global security equal in principal amount to that beneficial interest and to have those debt securities registered in its name. Debt securities so issued in definitive form will be issued in denominations, unless we otherwise specify, of $1,000 and integral multiples thereof.

Covenants Applicable to Senior Debt Securities

Limitations on Secured Debt

          Johnson Controls may not, and may not permit its restricted subsidiaries to, create, assume, or guarantee any indebtedness secured by mortgages, pledges, liens, security interest or encumbrances, which we refer to collectively as security interests, in any of its principal properties without making effective provision for securing the senior debt securities offered under this prospectus and any prospectus supplement equally and ratably with the secured debt. Notwithstanding this limitation on secured debt, Johnson Controls and its restricted subsidiaries may have debt secured by:

•	specified purchase money mortgages created to secure payment for the acquisition or construction of any property including, among other things, any indebtedness we incur prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of that property. Any indebtedness incurred pursuant to this exception must have as its purpose the financing of all or any part of the purchase price of the property or construction or improvements on the property; or

•	security interests on property, or any conditional sales agreement or any title retention with respect to property, existing at the time the property is acquired, whether or not assumed by Johnson Controls or a restricted subsidiary; or

•	security interests on property or shares of capital stock or indebtedness of any corporation or firm existing at the time that corporation or firm becomes a restricted subsidiary; or

•	security interests in property or shares of capital stock or indebtedness of a corporation existing at the time that corporation is merged into or consolidated with Johnson Controls or a restricted subsidiary, or at the time of a sale, lease, or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to Johnson Controls or a restricted subsidiary.

No security interests allowed pursuant to this exception will extend to any other principal property of Johnson Controls or a restricted subsidiary prior to its acquisition or to other principal property thereafter acquired, other than additions to the acquired property; or

•	security interests on property of Johnson Controls or a restricted subsidiary in favor of the United States or any state thereof, or in favor of any other government or governmental entity, including, among other things, security interests to secure indebtedness of the pollution control or industrial revenue type, in order to permit Johnson Controls or any restricted subsidiary to perform a contract or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price for the cost of constructing or improving the property subject to those security interests or which is required by law or regulation as a condition to the transaction of any business or the exercise of any privilege, franchise or license; or

•	security interests on any property or assets of any restricted subsidiary to secure indebtedness owing by it to Johnson Controls or to another restricted subsidiary; or

•	mechanics’, materialmen’s, carriers’ or other similar liens arising in the ordinary course of business, including the construction of facilities, in respect of obligations which are not yet due or which are being contested in good faith; or

•	security interests for taxes, assessments or government charges or levies not yet delinquent, or already delinquent, but the validity of which is being contested in good faith; or

•	security interests arising in connection with legal proceedings being contested in good faith, including any judgment lien so long as execution thereof is being stayed; or

•	landlords’ liens on fixtures located on premises leased by Johnson Controls or a restricted subsidiary in the ordinary course of business; or

•	any extension, renewal or replacement, or successive extensions, renewals or replacements, in whole or in part, of any security interests referred to in any of the previous clauses.

Limitation on Sale and Leaseback Transactions

          Johnson Controls and its restricted subsidiaries may not engage in sale and leaseback transactions, including, among other things, specified leases of more than three years, of any of our principal properties, completion of construction of which and commencement of full operation of which have occurred more than 180 days prior to the occurrence of the sale or transfer.

          The sale and leaseback of a principal property is not prohibited, however, if Johnson Controls and its restricted subsidiaries are entitled to incur secured debt equal in amount to the amount realized or to be realized upon the sale or transfer secured by a lien on the principal property to be leased without equally and ratably securing the senior debt securities. Johnson Controls and its restricted subsidiaries may also engage in an otherwise prohibited sale and leaseback transaction if an amount equal to the value of the principal property so leased is applied, subject to credits for specified voluntary retirements of the senior debt securities, to the retirement, within 120 days of the effective date of the arrangement, of specified indebtedness for borrowed money incurred or assumed by Johnson Controls or a restricted subsidiary, as shown on our most recent consolidated balance sheet and, in the case of indebtedness of Johnson Controls, the indebtedness is not subordinate and junior in right of payment to the prior payment of the senior debt securities.

Permitted Secured Debt

          Notwithstanding the limitations on secured debt and sale and leaseback transactions described in this prospectus, Johnson Controls and its restricted subsidiaries may, without securing the senior debt securities, issue, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect to any secured debt permitted by this exception, the aggregate amount of secured debt of Johnson Controls and its restricted subsidiaries then outstanding and the aggregate value of sale and leaseback transactions, other than sale and leaseback transactions in connection with which indebtedness has been, or will be, retired in accordance with the preceding paragraph, at such time does not exceed 10% of the consolidated net tangible assets of Johnson Controls and its restricted subsidiaries.

          For purposes of determining the amount of secured debt permitted by the exception described in the paragraph above, “consolidated net tangible assets” means consolidated tangible assets less consolidated current liabilities. The term “consolidated tangible assets” means the aggregate of all assets of Johnson Controls and its restricted subsidiaries appearing on our most recent available consolidated balance sheet, including the value of all existing sale and leaseback transactions and any assets resulting from the capitalization of other long-term lease obligations in accordance with generally accepted accounting principles, but excluding the value of assets of or investments in any subsidiary that is not a restricted subsidiary or any non-majority owned subsidiary. The assets of Johnson Controls and its restricted subsidiaries will be valued at their net book values, after deducting related depreciation, amortization and other valuation reserves, and excluding the following:

•	any capital write-ups resulting from reappraisals of assets or of other investments after December 31, 1994, other than a write-up of any assets constituting part of the assets and business of another corporation made in connection with the acquisition, direct or indirect, of the assets and business of the other corporation, except as permitted in accordance with generally accepted accounting principles;

•	treasury stock; and

•	patent and trademark rights, goodwill, unamortized discounts and expenses and any other intangible items, all prepared in accordance with generally accepted accounting principles.

The term “consolidated current liabilities” means the aggregate of the current liabilities of Johnson Controls and its restricted subsidiaries appearing on our most recent available consolidated balance sheet, excluding liabilities of subsidiaries other than restricted subsidiaries and excluding billings on uncompleted contracts in excess of related costs and profits, all in accordance with generally accepted accounting principles. In no event will consolidated current liabilities include any obligation of Johnson Controls and its restricted subsidiaries issued under a revolving credit or similar agreement if the obligation issued under that agreement matures by its terms within 12 months from the date of the agreement but by the terms of the agreement the obligation may be renewed or extended or the amount thereof re-borrowed or refunded at the option of Johnson Controls or any restricted subsidiary for a term in excess of 12 months from the date of determination.

Restrictions on Transfer of Principal Properties to Specified Subsidiaries

          The senior indenture provides that, so long as the senior debt securities of any series are outstanding, Johnson Controls will not, and will not cause or permit any restricted subsidiary to, transfer any principal property to any subsidiary which was not a restricted subsidiary at the time of transfer, unless the subsidiary that is not a restricted subsidiary shall apply within one year after the effective date of the transaction, or shall have committed within one year of the effective date to apply, an amount equal to the fair value of the principal property at the time of transfer:

•	to the acquisition, construction, development or improvement of properties, facilities or equipment which are, or upon the acquisition, construction, development or improvement will be, a principal property or properties or a part thereof;

•	to the redemption of senior debt securities;

•	to the repayment of indebtedness for money borrowed having a maturity of more than 12 months from the date of our most recent consolidated balance sheet, other than any indebtedness owed to any restricted subsidiary; or

•	in part to an acquisition, construction, development or improvement and in part to redemption and/or repayment, in each case as described above.

The fair value of any principal property for purposes of this paragraph will be as determined by our board of directors. In lieu of applying all or any part of any amount to redemption of senior debt securities, Johnson Controls may, within one year of the transfer, deliver to the trustee under the senior indenture senior debt securities of any series, other than senior debt securities made the basis of a reduction in a mandatory sinking fund payment, for cancellation and thereby reduce the amount to be applied to the redemption of senior debt securities by an amount equivalent to the aggregate principal amount of the senior debt securities so delivered.

Certain Definitions

          The following are the meanings of terms that are important in understanding the covenants previously described:

•	“principal property” means any manufacturing plant, warehouse, office building or parcel of real property, including fixtures but excluding leases and other contract rights which might otherwise be deemed real property, owned by Johnson Controls or any of its restricted subsidiaries, whether owned on the date of the senior indenture or thereafter, that has a gross book value in excess of 2% of the consolidated net tangible assets owned by Johnson Controls or any restricted subsidiary. Any plant, warehouse, office building or parcel of real property or portion thereof which our board of directors determines is not of material importance to the business conducted by Johnson Controls and its restricted subsidiaries taken as a whole will not be principal property.

•	“restricted subsidiary” means any subsidiary other than an unrestricted subsidiary, and any subsidiary which is an unrestricted subsidiary but which is designated by our board of directors to be a restricted subsidiary. Our board of directors may not designate any subsidiary to be a restricted subsidiary if we would thereby breach any covenant or agreement contained in the senior indenture, assuming for the purpose of determining whether such a breach would occur that any secured debt of that subsidiary was incurred at the time of the designation and that any sale and leaseback transaction to which the subsidiary is then a party was entered into at the time of the designation.

•	“secured debt” means indebtedness for borrowed money which is secured by a security interest in any principal property or any shares of capital stock or indebtedness of any restricted subsidiary.

•	“subsidiary” means any corporation of which Johnson Controls, or Johnson Controls and one or more of its subsidiaries, or any one or more of its subsidiaries, directly or indirectly owns more than 50% of the capital stock entitled to vote in the election of members of the corporation’s board of directors.

•	“unrestricted subsidiary” means any subsidiary:

--	acquired or organized after March 31, 1989, other than any subsidiary acquired or organized after that date that is a successor, directly or indirectly, to any restricted subsidiary;

--	whose principal business or assets are located outside the United States, its territories and possessions, Puerto Rico or Canada;

--	the principal business of which consists of financing or assisting in financing of customer construction projects or the acquisition or disposition of products of dealers, distributors or other customers;

--	engaged in the insurance business or whose principal business is the ownership, leasing, purchasing, selling or development of real property; and

--	substantially all the assets of which consist of stock or other securities of a subsidiary or subsidiaries referred to above in this sentence, unless and until that subsidiary is designated by our board of directors to be a restricted subsidiary.

Merger

          Each indenture provides that Johnson Controls may, without the consent of the holders of debt securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge into any other corporation, provided that

•	the successor corporation is a corporation organized and existing under the laws of the United States or a state thereof;

•	the successor corporation expressly assumes the due and punctual payment of the principal of and premium, if any, and interest on all debt securities, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by us by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by the successor corporation; and

•	immediately after giving effect to the transaction, no default under the indenture has occurred and is continuing.

          Other than the covenants described above, or as set forth in any accompanying prospectus supplement, neither indenture contains any covenants or other provisions designed to afford holders of the debt securities protection in the event of a takeover, recapitalization or a highly leveraged transaction involving Johnson Controls.

Modification of the Indentures

          With the consent of the holders of more than 50% in aggregate principal amount of any series of debt securities then outstanding under the applicable indenture, waivers, modifications and alterations of the terms of either indenture may be made which affect the rights of the holders of the series of debt securities. However, no modification or alteration may be made which will:

•	extend the time or terms of payment of the principal at maturity of, or the interest on, any series of debt securities, or reduce principal or premium or the rate of interest, without the consent of the holder of the series of debt securities; or

•	without the consent of all of the holders of any series of debt securities then outstanding, reduce the percentage of debt securities of that series, the holders of which are required to consent to:

--	any supplemental indenture;

--	rescind and annul a declaration that the debt securities of any series are due and payable as a result of the occurrence of an event of default;

--	waive any past event of default under the applicable indenture and its consequences; and

--	waive compliance with other specified provisions of the applicable indenture.

          In addition, as described in the description of “Events of Default” set forth below, holders of more than 50% in aggregate principal amount of the debt securities of any series then outstanding may waive past events of default in specified circumstances and may direct the trustee in enforcement of remedies.

          We and the trustee may, without the consent of any holders, modify and supplement the applicable indenture:

•	to evidence the succession of another corporation to us under the applicable indenture;

•	to evidence and provide for the replacement of the trustee;

•	with our concurrence, to add to our covenants for the benefit of the holders;

•	to modify the applicable indenture to permit the qualification of any supplemental indenture under the Trust Indenture Act of 1939; and

•	for other specified purposes.

Defeasance, Satisfaction and Discharge to Maturity or Redemption

Defeasance of any Series

          If we deposit with the trustee, in trust, at or before maturity or redemption, lawful money or direct obligations of the United States, or of any other government which issued the currency in which the debt securities of a series are denominated, or obligations which are guaranteed by the United States or the other government in the amounts and with a maturity so that the proceeds therefrom will provide funds sufficient, in the opinion of a nationally-recognized firm of independent public accountants, to pay when due the principal, premium, if any, and interest to maturity or to the redemption date, as the case may be, with respect to any series of debt securities then outstanding, then we may cease to comply with the terms of the related indenture, including the restrictive covenants described in this prospectus and events of default relating to the payment of other indebtedness and the performance of covenants that are not specifically described as events of default in the related indenture, except that the following obligations would continue:

•	our obligation to duly and punctually pay the principal of and premium, if any, and interest on the series of debt securities if the debt securities are not paid from the money or securities held by the trustee;

•	the other events of default as described under “Events of Default” below; and

•	other specified provisions of the applicable indenture including, among others, those relating to registration, transfer and exchange, lost or stolen securities, maintenance of place of payment and, to the extent applicable to the series, the redemption and sinking fund provisions of the applicable indenture.

          Defeasance of debt securities of any series is subject to the satisfaction of specified conditions, including, among others, the absence of an event of default at the date of the deposit and the perfection of the holders’ security interest in the deposit.

Satisfaction and Discharge of any Series

          Upon the deposit of money or securities contemplated above and the satisfaction of specified conditions, we may also cease to comply with our obligation to pay duly and punctually the principal of and premium, if any, and interest on a particular series of debt securities, or with any events of default, and thereafter the holders of the series of debt securities will be entitled only to payment out of the money or securities deposited with the trustee. The specified conditions include, among others, except in limited circumstances involving a deposit made within one year of maturity or redemption:

•	the absence of an event of default at the date of deposit or on the 91st day thereafter;

•	our delivery to the trustee of an opinion of nationally-recognized tax counsel, or our receipt or publication of a ruling by the Internal Revenue Service, to the effect that holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and discharge, and the holders will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and discharge had not occurred; and

•	that the satisfaction and discharge will not result in the delisting of the debt securities of that series from any nationally-recognized exchange on which they are listed.

Events of Default

          As to any series of debt securities, an event of default is defined in the indentures as being:

•	default for 30 days in payment of any interest on the debt securities of that series; or

•	failure to pay principal or premium, if any, with respect to the debt securities of that series when due; or

•	failure in the deposit of any sinking fund installment with respect to any series of debt securities when due; or

•	failure to observe or perform any other covenant in the applicable indenture or debt securities of any series, other than a covenant or warranty, a default in whose performance or whose breach is specifically dealt with in the section of the applicable indenture governing events of default, if the failure continues for 75 days after written notice by the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series then outstanding; or

•	uncured or unwaived failure to pay principal of or interest on any of our other obligations for borrowed money, including default under any other series of debt securities and including our default on any guaranty of an obligation for borrowed money of a restricted subsidiary, beyond any period of grace with respect thereto if

--	the aggregate principal amount of any the obligation is in excess of $50,000,000; and

--	the default in payment is not being contested by us in good faith and by appropriate proceedings; or

•	specified events of bankruptcy, insolvency, receivership or reorganization; or

•	any other event of default provided with respect to debt securities of that series.

Notice and Declaration of Defaults

          So long as the debt securities of any series remain outstanding, we will be required to furnish annually to the trustee a certificate of one of our corporate officers stating whether, to the best of their knowledge, we are in default under any of the provisions of the applicable indenture, and specifying all defaults, and the nature thereof, of which they have knowledge. We will also be required to furnish to the trustee copies of specified reports filed by us with the Securities and Exchange Commission.

          Each indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to any series for which there are debt securities outstanding which is continuing, give to the holders of those debt securities notice of all uncured defaults known to it, including events specified above without grace periods. Except in the case of default in the payment of principal, premium, if any, or interest on any of the debt securities of any series or the payment of any sinking fund installment on the debt securities of any series, the trustee may withhold notice to the holders if the trustee in good faith determines that withholding notice is in the interest of the holders of the debt securities.

          The trustee or the holders of 25% in aggregate principal amount of the outstanding debt securities of any series may declare the debt securities of that series immediately due and payable upon the occurrence of any event of default after expiration of any applicable grace period. In some cases, the holders of a majority in principal amount of the debt securities of any series then outstanding may waive any past default and its consequences, except a default in the payment of principal, premium, if any, or interest, including sinking fund payments.

Actions upon Default

          Subject to the provisions of the applicable indenture relating to the duties of the trustee in case an event of default with respect to any series of debt securities occurs and is continuing, the applicable indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request, order or direction of any of the holders of debt securities outstanding of any series unless the holders have offered to the trustee reasonable indemnity. The right of a holder to institute a proceeding with respect to the applicable indenture is subject to conditions precedent including notice and indemnity to the trustee, but the holder has a right to receipt of principal, premium, if any, and interest on their due dates or to institute suit for the enforcement thereof, subject to specified limitations with respect to defaulted interest.

          The holders of a majority in principal amount of the debt securities outstanding of the series in default will have the right to direct the time, method and place for conducting any proceeding for any remedy available to the trustee, or exercising any power or trust conferred on the trustee. Any direction by the holders will be in accordance with law and the provisions of the related indenture, provided that the trustee may decline to follow any such direction if the trustee determines on the advice of counsel that the proceeding may not be lawfully taken or would be materially or unjustly prejudicial to holders not joining in the direction. The trustee will be under no obligation to act in accordance with the direction unless the holders offer the trustee reasonable security or indemnity against costs, expenses and liabilities which may be incurred thereby.

Subordination of Subordinated Debt Securities

          The senior debt securities will constitute part of our senior indebtedness and will rank equally with all outstanding senior debt. Except as set forth in the related prospectus supplement, the subordinated debt securities will be subordinated, in right of payment, to the prior payment in full of the senior indebtedness, including the senior debt securities, whether outstanding at the date of the subordinated indenture or thereafter incurred, assumed or guaranteed. The term “senior indebtedness” means:

•	the principal, premium, if any, and unpaid interest on indebtedness for money borrowed;

•	purchase money and similar obligations;

•	obligations under capital leases;

•	guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which we are responsible for the payment of, indebtedness of others;

•	renewals, extensions and refunding of any senior indebtedness;

•	interest or obligations in respect of any senior indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and

•	obligations associated with derivative products, including interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements unless, in each case, the instrument by which we incurred, assumed or guaranteed the indebtedness or obligations described in the foregoing clauses expressly provides that the indebtedness or obligation is not senior in right of payment to the subordinated debt securities.

          Upon any distribution of our assets in connection with any dissolution, winding up, liquidation or reorganization of our company, whether in a bankruptcy, insolvency, reorganization or receivership proceeding or upon an assignment for the benefit of creditors or any other marshalling of our assets and liabilities or otherwise, except a distribution in connection with a merger or consolidation or a conveyance or transfer of all or substantially all of our properties in accordance with the subordinated indenture, the holders of all senior indebtedness will first be entitled to receive payment of the full amount due on the senior indebtedness, or provision will be made for that payment in money or money’s worth, before the holders of any of the subordinated debt securities are entitled to receive any payment in respect of the subordinated debt securities.

          In the event that a payment default occurs and is continuing with respect to the senior indebtedness, the holders of all senior indebtedness will first be entitled to receive payment of the full amount due on the senior indebtedness, or provision will be made for that payment in money or money’s worth, before the holders of any of the subordinated debt securities are entitled to receive any payment in respect of the subordinated debt securities. In the event that the principal of the subordinated debt securities of any series is declared due and payable pursuant to the subordinated indenture and that declaration is not rescinded and annulled, the holders of all senior indebtedness outstanding at the time of the declaration will first be entitled to receive payment of the full amount due on the senior indebtedness, or provision will be made for that payment in money or money’s worth, before the holders of any of the subordinated debt securities are entitled to receive any payment in respect of the subordinated debt securities.

          This subordination will not prevent the occurrence of any event of default with respect to the subordinated debt securities. There is no limitation on the issuance of additional senior indebtedness in the subordinated indenture.

Information about the Trustee

          We from time to time borrow from an affiliate of the trustee, and we maintain deposit accounts and conduct other banking transactions with the affiliate in the ordinary course of business.

          Under each indenture, the trustee is required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the applicable indenture and specified related matters.

DESCRIPTION OF THE WARRANTS TO PURCHASE
COMMON STOCK OR PREFERRED STOCK

          We may issue, alone or together with common stock or preferred stock, stock warrants for the purchase of common stock or preferred stock. The stock warrants will be issued under a stock warrant agreement to be entered into between us and a warrant agent to be selected at the time of the issue. The stock warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the standard stock warrant provisions incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The following summary of the material provisions of the stock warrant agreement and the stock warrant certificate does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the stock warrant agreement and the stock warrant certificate.

General

          If stock warrants are offered, the related prospectus supplement will describe the designation and terms of the stock warrants, including, among other things, the following:

•	the offering price, if any;

•	the designation and terms of the common stock or preferred stock purchasable upon exercise of the stock warrants;

•	if applicable, the date on and after which the stock warrants and the related offered securities will be separately transferable;

•	the number of shares of common stock or preferred stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

•	the date on which the right to exercise the stock warrants will commence and the date on which that right will expire;

•	a discussion of material federal income tax considerations;

•	the call provisions, if any;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the stock warrants; and

•	any other terms of the stock warrants.

          The shares of common stock or preferred stock issuable upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and nonassessable, except in each case for statutory liability under Section 180.0622(2)(b) of the Wisconsin Business Corporation Law for unpaid employee wages.

Exercise of Stock Warrants

          Stock warrants may be exercised by surrendering to the stock warrant agent the stock warrant certificate with the form of election to purchase on the reverse side of the certificate duly completed and signed by the warrant holder, or its duly authorized agent, with such signature to be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. The form of election should indicate the warrant holder’s election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates must be accompanied by payment of the aggregate exercise price of the stock warrants to be exercised, as set forth in the related prospectus supplement. The payment should be made in U.S. dollars, unless otherwise provided in the related prospectus supplement. Upon the stock warrant agent’s receipt of the surrendered stock warrant certificates and payment of the aggregate exercise price of the stock warrants, the stock warrant agent will request that the transfer agent issue and deliver to or upon the written order of the exercising warrant holder, a certificate representing the number of shares of common stock or preferred stock purchased. If less than all of the stock warrants evidenced by any stock warrant certificate are exercised, the stock warrant agent will deliver to the exercising warrant holder a new stock warrant certificate representing the unexercised stock warrants.

Antidilution and Other Provisions

          The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each stock warrant, and the number of stock warrants outstanding, will be subject to adjustment if specified events occur, including the issuance of a stock dividend to holders of common stock or preferred stock or a combination, subdivision or reclassification of common stock or preferred stock. In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% of the number of shares purchasable. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. In the case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding stock warrant will have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of common stock or preferred stock into which the stock warrants were exercisable immediately prior to the consolidation, merger, or sale or conveyance.

No Rights as Shareholders

          Holders of stock warrants, by virtue of being such holders, will not be entitled to vote, consent, receive dividends, receive notice as shareholders with respect to any meeting of shareholders for the election of directors of Johnson Controls or any other matter, or to exercise any rights whatsoever as shareholders of Johnson Controls.

DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

          We may issue, alone or together with debt securities, debt warrants for the purchase of debt securities. The debt warrants will be issued under debt warrant agreement to be entered into between us and a warrant agent to be selected at the time of the issue. The debt warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the standard debt warrant provisions incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The following summary of the material provisions of the debt warrant agreement and the debt warrant certificate does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the debt warrant agreement and the debt warrant certificate.

General

          If debt warrants are offered, the related prospectus supplement will describe the designation and terms of the debt warrants, including, among other things, the following:

•	the offering price, if any;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants will commence and the date on which that right will expire;

•	a discussion of material federal income tax considerations;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the debt warrants; and

•	any other terms of the debt warrants.

          Holders of debt warrants do not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, or interest on, the debt securities or to enforce any of the covenants of the debt securities or the related indenture except as otherwise provided in the related indenture.

Exercise of Debt Warrants

          Debt warrants may be exercised by surrendering the debt warrant certificate at the warrant agent office of the debt warrant agent, with the form of election to purchase on the reverse side of the debt warrant certificate completed and signed by the warrant holder, or its duly authorized agent, with such signature to be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. The form of election should indicate the warrant holder’s election to exercise all or a portion of the debt warrants evidenced by the certificate. Surrendered debt warrant certificates must be accompanied by payment of the aggregate exercise price of the debt warrants to be exercised, as set forth in the related prospectus supplement.

Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with the instructions of the exercising warrant holder. If less than all of the debt warrants evidenced by the debt warrant certificate are exercised, a new debt warrant certificate will be issued representing the unexercised debt warrants.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

          We may issue stock purchase contracts that obligate you to purchase from us, and obligate us to sell to you, a specified or varying number of shares of common stock at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from you, and obligate you to sell to us, a specified or varying number of shares of common stock or preferred stock at a future date or dates. The price per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to the stock purchase contract upon the occurrence of specified events.

          The stock purchase contracts may be entered into separately or as a part of stock purchase units consisting of a stock purchase contract and, as security for your obligations to purchase or sell the shares of common stock or preferred stock, as the case may be, under the stock purchase contracts, either:

•	common stock;

•	preferred stock;

•	debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities.

          The stock purchase contracts may require us to make periodic payments to you or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or deferred basis. The stock purchase contracts may require you to secure your obligations in a specified manner and, in some circumstances, we may deliver newly issued prepaid stock purchase contracts upon release to you of any collateral securing your obligations under the original stock purchase contract.

          The applicable prospectus supplement will describe the specific terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. However, that description will not purport to be complete and will be qualified in its entirety by reference to:

•	the stock purchase contracts;

•	the collateral arrangements and depositary arrangements, if applicable, relating to the stock purchase contracts or stock purchase units; and

•	if applicable, the prepaid stock purchase contracts and the document pursuant to which the prepaid stock purchase contracts will be issued.

PLAN OF DISTRIBUTION

          We may sell offered securities:

•	directly to purchasers, or

•	through agents, underwriters or dealers, or

•	through a combination of any of these methods of sale.

          A prospectus supplement will set forth the terms of the offering of the securities offered thereby, including the name or names of any underwriters, the purchase price of the offered securities and the proceeds to us from the sale, any underwriting discounts and other items constituting underwriters’ compensation, any public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange or market on which the offered securities may be listed. Only underwriters so named in a prospectus supplement are deemed to be underwriters in connection with the securities offered by that prospectus supplement.

          If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all the offered securities of the series offered by the prospectus supplement if any of the offered securities are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

          We may also sell offered securities directly or through agents we designate from time to time. Any agent involved in the offering and sale of securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be described, in the prospectus supplement. Unless otherwise indicated in the related prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

          Shares of Johnson Controls common stock are principally traded on the New York Stock Exchange. Other than the common stock and unless otherwise disclosed in a prospectus supplement, we do not propose to list the offered securities on a securities exchange. Any underwriters to whom we sell securities for public offering and sale may make a market in those securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We can give no assurance as to the liquidity of or the trading markets for any of the offered securities.

          Agents and underwriters may be entitled under agreements we enter to indemnification or contribution by us against specified civil liabilities, including liabilities under the Securities Act of 1933, that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact, in this prospectus, any prospectus supplement or amendment, or in the registration statement of which this prospectus forms a part. Agents and underwriters may engage in transactions with or perform services for us in the ordinary course of business.

LEGAL MATTERS

          The validity of the securities offered by this prospectus will be passed upon for us by John P. Kennedy, Esq., our Senior Vice President, Secretary and General Counsel and for any underwriters or agents by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois. As of November 30, 2003, Mr. Kennedy beneficially owned 41,966 shares of our common stock and common stock equivalents of deferred stock units and preferred units, and held options to purchase 132,000 shares of our common stock, of which options to purchase 42,500 shares were exercisable. The opinions of Mr. Kennedy and Mayer, Brown, Rowe & Maw LLP may be conditioned upon and may be subject to assumptions regarding future action required to be taken by us and any underwriters, dealers or agents in connection with the issuance and sale of any securities. The opinions of Mr. Kennedy and Mayer, Brown, Rowe & Maw LLP with respect to securities may be subject to other conditions and assumptions, as indicated in the prospectus supplement. Mayer, Brown, Rowe & Maw LLP from time to time represents Johnson Controls in connection with other matters.

EXPERTS

          The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy that information at the Commission’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information relating to the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

          The Commission also maintains a web site that contains reports, proxy statements and other information about issuers, including Johnson Controls, that file electronically with the Commission. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

          The Commission allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document.

          This prospectus incorporates by reference the documents listed below that we have previously filed with the Commission. The documents contain important information about us and our financial condition.

Our Filings with the Commission	Period

Annual Report on Form 10-K	Year ended September 30, 2003

Current Reports on Form 8-K	October 10, 2003 October 3, 2003

          We also incorporate by reference any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the filing of this registration statement and before its effectiveness, and until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated. Our subsequent filings with the Securities and Exchange Commission will automatically update and supersede information in this prospectus.

          You may obtain a copy of any of the documents incorporated by reference in this registration statement at no cost by writing to or calling our Secretary at:

Johnson Controls, Inc.
5757 North Green Bay Avenue
Milwaukee, Wisconsin 53209
(414) 524-1200

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

          The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby:

SEC registration fee	$115,280
Printing and engraving costs	$50,000
Legal fees and expenses	$30,000
Accounting fees and expenses	$100,000
Trustee fees and expenses	$75,000
Rating agency fees	$200,000
Miscellaneous	$69,720
Total	$640,000

Item 15. Indemnification of Officers and Directors.

          Article VI of Johnson Controls’ Restated Articles of Incorporation provides that Johnson Controls shall indemnify any person who was or is a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Johnson Controls, or is or was serving at the request of Johnson Controls in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person, if (i) such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Johnson Controls, and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person’s conduct was unlawful. Expenses, including attorneys’ fees, incurred in defending a civil or criminal action, suit or proceeding may be paid by Johnson Controls in advance of the final disposition of such action, suit or proceeding, as authorized by Johnson Controls’ board of directors in the specific case, upon receipt of an undertaking by or on behalf of such person to repay such amount unless it shall ultimately be determined that the person is entitled to indemnification.

          Pursuant to the provisions of the Wisconsin Business Corporation Law, directors and officers of the registrant are entitled to mandatory indemnification from a corporation against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal benefit; or (d) willful misconduct. The Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. In addition, under the Wisconsin Business Corporation Law, directors of the registrant are not subject to personal liability to a corporation, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

          The indemnification provided by Johnson Controls’ Restated Articles of Incorporation and the Wisconsin Business Corporation Law is not exclusive of any other rights to which a director or officer of Johnson Controls may be entitled. Johnson Controls has entered into indemnification agreements with its directors and officers providing them with the indemnification permitted by Wisconsin law, and has purchased insurance as permitted by Wisconsin law on behalf of directors and officers, which may cover liabilities under the Securities Act of 1933.

Item 16. Exhibits.

          A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

Item 17. Undertakings.

          The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions referred to in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin on December 15, 2003.

JOHNSON CONTROLS, INC.

By:	/s/ John M. Barth

John M. Barth
President and Chief Executive Officer

POWERS OF ATTORNEY

          Each of the undersigned does hereby constitute and appoint John M. Barth, Stephen A. Roell, and R. Bruce McDonald, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubmission to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that the attorney may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name, in his or her respective capacity as a member of the board of directors or officer of the registrant, the registration statement and/or any other form or forms as may be appropriate to be filed with the Securities and Exchange Commission as any of them may deem appropriate in connection therewith, to any and all amendments thereto, including post-effective amendments, to such registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission, as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his or her substitute or substitutes, may lawfully do or cause to be done by virtue of this prospectus.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 15, 2003.

SIGNATURE	TITLE

/s/ John M. Barth	President, Chief Executive Officer and Director

John M. Barth

/s/ Stephen A. Roell	Senior Vice President and Chief Financial Officer

Stephen A. Roell

/s/ R. Bruce McDonald	Vice President and Corporate Controller
(Principal Accounting Officer)
R. Bruce McDonald

SIGNATURE	TITLE

/s/ James H. Keyes	Chairman

James H. Keyes

/s/ Jeffrey A. Joerres	Director

Jeffrey A. Joerres

/s/ Natalie A. Black	Director

Natalie A. Black

/s/ William H. Lacy	Director

William H. Lacy

/s/ Robert A. Cornog	Director

Robert A. Cornog

/s/ Richard F. Teerlink	Director

Richard F. Teerlink

/s/ Robert L. Barnett	Director

Robert L. Barnett

/s/ Willie D. Davis	Director

Willie D. Davis

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

*1.1	Form of Underwriting Agreement relating to common stock, preferred stock and debt securities of Johnson Controls, Inc.

4.1	Form of Senior Indenture between Johnson Controls, Inc. and U.S. Bank National Association

4.2	Form of Subordinated Indenture between Johnson Controls, Inc. and U.S. Bank National Association

4.3	Form of Standard Stock Warrant Provisions (incorporated by reference to Exhibit 4.4 to the registrant’s registration statement on Form S-3, File No. 333-13525)

4.4	Form of Standard Debt Warrant Provisions (incorporated by reference to Exhibit 4.5 to the registrant’s registration statement on Form S-3, File No. 333-13525)

5.1	Opinion of John P. Kennedy

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of John P. Kennedy (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

25.1	Statement of Eligibility on Form T-1 of US Bank National Association, as trustee for the Johnson Controls debt securities under the senior and subordinated indentures

*	To be filed as an exhibit to a current report on Form 8-K or by a post-effective amendment.